Exhibit 3.2

SERVICE PROPERTIES TRUST

ARTICLES OF AMENDMENT

Service Properties Trust, a Maryland real estate investment (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Trust, as amended (the “Declaration of Trust”), is hereby amended by repealing Section 2.1 of Article II in its entirety and in lieu thereof replacing it with the following new Section 2.1:

The Trustees are and shall remain divided into three classes until the Trust’s annual meeting of shareholders of the Trust held in calendar year 2023 (the “2023 Annual Meeting”). The terms of the Trustees shall be determined as follows: (i) at the annual meeting of shareholders of the Trust that is held in calendar year 2020 (the “2020 Annual Meeting”), the Trustees whose terms expire at the 2020 Annual Meeting (or such Trustees’ successor) shall be elected to hold office for a three-year term expiring at the 2023 Annual Meeting; (ii) at the annual meeting of shareholders of the Trust that is held in calendar year 2021 (the “2021 Annual Meeting”), the Trustees whose terms expire at the 2021 Annual Meeting (or such Trustees’ successors) shall be elected to hold office for one-year terms expiring at the annual meeting of shareholders of the Trust that is held in calendar year 2022 (the “2022 Annual Meeting”); (iii) at the 2022 Annual Meeting, the Trustees whose terms expire at the 2022 Annual Meeting (or such Trustees’ successors) shall be elected to hold office for one-year terms expiring at the 2023 Annual Meeting; and (iv) at the 2023 Annual Meeting, and at each annual meeting of shareholders of the Trust thereafter, all Trustees shall be elected to hold office for one-year terms expiring at the next annual meeting of shareholders following his or her election.  For the avoidance of doubt, each Trustee elected or appointed to the Board of Trustees to serve a term that commenced before the 2021 Annual Meeting (an “Existing Trustee”), and each Trustee elected or appointed to the Board of Trustees to fill a vacancy resulting from the death, resignation or removal of an Existing Trustee, shall serve for the full term to which the Existing Trustee was elected or appointed.

SECOND: The foregoing amendment to the Declaration of Trust was advised by the Board of Trustees of the Trust and approved by the shareholders of the Trust as required by law.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the official act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed in its name and on its behalf by its President, and attested to by its Secretary, on this 10th day of June, 2020.

ATTEST	SERVICE PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ John G. Murray	(SEAL)
Jennifer B. Clark		John G. Murray
Secretary		President and Chief Executive Officer